Exhibit 99.1

November 2, 2005

Company Press Release

Source:	Sonic Innovations, Inc.

Contact:	Stephen L. Wilson	Andy Raguskus
	Sr. Vice President and CFO	Chairman of the Board
	(801) 365-2804	(801) 365-2800

SONIC INNOVATIONS ANNOUNCES RESULTS FOR THIRD QUARTER 2005

Net Sales Set Third Quarter Record – Up 8% From Last Year’s Third Quarter

Salt Lake City, Utah, November 2, 2005 — Sonic Innovations, Inc. (NASDAQ: SNCI), a leading producer of advanced digital hearing aids and automated auditory testing equipment, today announced results for its third quarter ended September 30, 2005. Net sales in the third quarter 2005 established a third quarter record of $24,353,000, up 8% from net sales of $22,456,000 in the third quarter 2004. The net loss is expected to be $7,290,000, or $0.34 per share, in the third quarter 2005 compared to a net loss of $660,000, or $0.03 per share, in the third quarter 2004. The third quarter 2005 net loss includes an asset impairment charge, which is expected to be $5,755,000, and a restructuring charge of $1,186,000. Excluding the asset impairment and restructuring charges, the third quarter 2005 net loss would have been $349,000 or $0.02 per share. The asset impairment charge of $5,755,000 is subject to refinement and finalization by management and could change by as much as 15%.

North American sales of $10,396,000 in the third quarter 2005 were up $1,988,000, or 24%, from third quarter 2004 sales of $8,408,000 principally due to the acquisition of Tympany, Inc. in December 2004 and the introduction of the Company’s next generation Innova hearing aid product family earlier this year. European sales of $9,194,000 in the third quarter 2005 were down $780,000, or 8%, from third quarter 2004 sales of $9,974,000 mainly as a result of decreased sales in Denmark. Rest-of-world sales of $4,763,000 in the third quarter 2005 were up 17% from third quarter 2004 sales of $4,074,000 primarily due to the introduction of Innova in the Australian market earlier this year.

Gross profit of $13,329,000 in the third quarter 2005 also established a third quarter record and was up 11% from gross profit of $12,000,000 in last year’s third quarter. Gross margin of 54.7% in the third quarter 2005 was up from last year’s third quarter level of 53.4%, despite lower-margin Tympany sales in 2005, as average selling prices improved due to Innova and product costs declined. Operating expenses in the third quarter 2005 of $14,940,000 increased 17% from operating expenses of $12,723,000 in last year’s third quarter principally as a result of the acquisition of Tympany. However, selling, general and administrative expenses decreased by $1,912,000, or 13%, from the second quarter 2005 level. Asset impairment and restructuring charges of $6,941,000 related to the writedown of intangible assets recorded in connection with the acquisition of Tympany of $5,755,000 and restructuring charges, principally personnel reductions at Tympany, of $1,186,000. The income tax benefit in the third quarter 2005 of $1,166,000 included a benefit of $686,000 related to the resolution of a foreign income tax contingency.

Andy Raguskus, Chairman of the Board, stated, “Our hearing aid business was profitable in the third quarter, but losses in our Tympany business drove net earnings into negative territory. As a result, we have restructured Tympany and have recorded associated asset impairment and restructuring charges. New hearing aid products are positioned to help drive sales growth worldwide. Innova will be released into non-English speaking countries next Monday. Our new mid-range product line, Applause, which is based on the Innova technology platform, will also be available for worldwide markets starting on Monday. I expect all of these factors to contribute to improved profitability going forward.”

As of September 30, 2005, Sonic Innovations had cash and marketable securities of $18.2 million and debt of $6.6 million.

Sonic Innovations designs, develops, manufactures and markets advanced digital hearing aids designed to provide the highest levels of satisfaction for hearing impaired consumers and proprietary auditory testing equipment that automates the four most commonly performed hearing tests.

This press release contains “forward-looking statements” as defined under securities laws, including statements concerning factors that are expected to contribute to improved profitability going forward, including new products. Actual results may differ materially and adversely from those described herein depending on a number of factors including, but not limited to, the following risks: we face aggressive competition in our business; acquisitions could be difficult to integrate, disrupt our business and harm our operating results; we may lose a large customer or suffer a reduction in orders from a large customer; we must have innovative, technologically superior products to compete effectively; our products, due to their complexity, may contain errors or defects that are only discovered after sales by our customers, thus harming our reputation and business; we may have issues with intellectual property; we may harm our relationships with our traditional customers by selling in non-traditional ways; and we have important international operations, particularly in Germany and Australia, which expose us to a variety of risks that could result in lower sales. For additional information regarding the risks inherent in our business, please see “Factors That May Affect Future Performance” included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as filed with the Securities and Exchange Commission. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.

The Company will host a teleconference call in connection with this release on Wednesday, November 2, 2005 at 3:00 p.m. Mountain Time (5:00 p.m. Eastern Time). To participate in the conference call, please call toll free (800) 706-7741, or (617) 614-3471 outside the U.S., and ask to be connected to the Sonic Innovations teleconference. A live webcast will also be available through our website at www.sonici.com. You may also visit our website for an archive of prior press releases and earnings announcements.

If you wish to hear a digital playback of the call, please call (888) 286-8010 within the U.S., or (617) 801-6888 outside the U.S., and enter passcode 96001645 (available through November 4, 2005), or access the playback through our website.

Sonic Innovations, Inc.

Consolidated Statement of Operations Information

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30		Nine months ended September 30
	2005	2004	2005	2004
Net sales	$24,353	$22,456	$80,429	$73,100
Cost of sales	11,024	10,456	36,477	32,848

Gross profit	13,329	12,000	43,952	40,252
Selling, general and administrative expense	12,748	10,203	42,262	30,809
Research and development expense	2,192	2,520	6,680	7,420
Asset impairment and restructuring charges	6,941 (1)	—	6,941 (1)	—

Operating profit (loss)	(8,552)	(723)	(11,931)	2,023
Other income (expense), net	96	(6)	184	(84)

Income (loss) before income taxes	(8,456)	(729)	(11,747)	1,939
Income tax provision (benefit)	(1,166)	(69)	(1,243)	387

Net income (loss)	$(7,290)	$(660)	$(10,504)	$1,552

Basic earnings (loss) per common share	$(0.34)	$(0.03)	$(0.49)	$0.08

Diluted earnings (loss) per common share	$(0.34)	$(0.03)	$(0.49)	$0.07

Weighted average number of common shares outstanding:
Basic	21,488	20,860	21,332	20,652

Diluted	21,488	20,860	21,332	22,383

(1)	Includes an asset impairment charge of $5,755,000, which is subject to refinement and finalization by management and could change by as much as 15%.

Sonic Innovations, Inc.

Consolidated Balance Sheet Information

(In thousands)

(Unaudited)

	September 30, 2005	December 31, 2004
Assets:
Cash and marketable securities	$18,198	$32,349
Accounts receivable	15,482	16,092
Inventories	12,401	9,799
Property and equipment	9,146	10,086
Goodwill and intangibles	35,822	42,300
Other	3,544	4,660

Total assets	$94,593	$115,286

Liabilities:
Accounts payable	$7,193	$8,315
Accrued liabilities and other	14,326	17,444
Loans payable	6,623	8,525
Deferred revenue	7,300	9,899

Total liabilities	35,442	44,183
Shareholders’ equity:
Common stock	22	22
Additional paid-in capital	120,300	118,135
Accumulated deficit	(61,301)	(50,797)
Other	130	3,743

Total shareholders’ equity	59,151	71,103

Total liabilities and shareholders’ equity	$94,593	$115,286